Exhibit 99.1

PRESS RELEASE
Contact: Carole Collins
Investor Relations Director
(770) 248-9600

INTERCEPT ACQUISITION CHANGED TO ALL-CASH TRANSACTION

No Change to Purchase Price; Proxy Statement Filed

ATLANTA, GA (September 29, 2004) – InterCept, Inc. (Nasdaq: ICPT), a leading provider of technology products and services for financial institutions, announced today that its acquisition by Fidelity National Financial, Inc. (NYSE: FNF – News), a Fortune 500 provider of products and outsourced services and solutions to financial institutions and the real estate industry, will be an all-cash transaction. Under the terms of the merger agreement signed September 8, Fidelity had the option to pay the consideration in all cash or in a combination of cash and stock. Fidelity has elected the all-cash option, and InterCept shareholders will receive $18.90 in cash for each share of common stock they hold. InterCept and Fidelity signed an amended and restated merger agreement today to reflect the all-cash structure. In addition, InterCept has filed its preliminary proxy materials for the transaction with the Securities and Exchange Commission. The transaction remains subject to customary closing conditions, including InterCept shareholder approval and Hart-Scott-Rodino approval, and is expected to close in the fourth quarter of 2004.

About InterCept

InterCept, Inc. (Nasdaq: ICPT – News) provides innovative technology products and services to the financial industry, including core processing, check imaging and item processing, electronic funds transfer, debit card processing, communications management and related products and services. The company serves over 2,000 clients nationwide and is a leading provider of check imaging solutions with over 30 fully image-enabled processing centers from coast to coast. Visit http:// www.intercept.net , email info@intercept.net or call 770.248.9600 for more information.

This press release contains a forward-looking statement regarding InterCept’s expectation that the merger will close during the fourth quarter of 2004. This statement is subject to known and unknown risks, uncertainties and other factors that may cause the actual result to be different. The risks and uncertainties include: the risks that the merger may not be approved by InterCept shareholders; that HSR approval may not be obtained; that other conditions to closing may not be satisfied; and that the merger may not close within the anticipated time frame or at all.

InterCept strongly advises all InterCept shareholders to read the proxy statement when it is available because it will contain important information. InterCept will send its proxy statement, along with its Annual Report, to all shareholders of record, and the proxy statement will also be available at no charge on the SEC’s web site at http://www.sec.gov. Free copies of these documents may also be obtained from InterCept by directing a request to InterCept, Inc., 3150 Holcomb Bridge Road, Suite 200, Norcross, Georgia 30071, Attention: Carole Collins, Director of Investor Relations.